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EXHIBIT 3.1 (f)

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING

BROKEN ARROW PETROLEUM CO.
(A Utah Corporation)

INTO

BROKEN ARROW PETROLEUM CO.
(A Delaware Corporation)

        (Pursuant to the General Corporation Law of the State of Delaware)

        Certificate of Ownership and Merger dated May 31, 1991, executed by Broken Arrow Petroleum Co., a Utahcorporation, hereinafter referred to as the "Utah Corporation, 11 and Broken Arrow Petroleum Co., a Delaware corporation, hereinafter referred to as the "Delaware Corporation" and/or "Surviving Corporation."

        The Utah Corporation and the Delaware Corporation do hereby certify:

        1.    The Utah Corporation Organized Pursuant to Utah Law.    The Utah corporation was organized pursuant to the Corporation Law of the state of Utah on July 28, 1984 under the name of Geon, Inc., which law permits the merger of a Utah corporation with a corporation organized under the laws of another state.

        2.    Ownership of the Delaware Corporation Shares.    The Utah Corporation owns all of the issued and outstanding shares of the Delaware Corporation, a corporation incorporated on June 13, 1991, pursuant to General Corporation Law of the state of Delaware.

        3.    Director Approval and Resolutions of the Utah Corporation.    On May 31, 1991, the directors of the Utah Corporation have duly adopted by the unanimous written consent of its members, filed with the minutes of the board, the following resolutions:

        RESOLVED, that the Utah Corporation shall merge and it does hereby merge itself into the Delaware corporation, its wholly owned subsidiary which assumes all of the obligations of the Utah Corporation. Be it

          FURTHER RESOLVED, that the merger shall be effective upon filing a Certificate' of Ownership and Merger with the Secretary of State of Delaware. Be it

          FURTHER RESOLVED, that the terms and conditions of the merger are as set forth in the Plan and Agreement of Merger attached hereto and by this reference made a part hereof. Be it

          FURTHER RESOLVED, that the proper officers of the Utah Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge itself into the Delaware Corporation and to cause the same to be filed with the Secretary of State of Delaware and a certified copy recorded in the Office of the Recorder of deeds of New Castle County and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger.

        4.    Shareholder Vote.    on May 31, 1991, at a special Meeting of Shareholders of the Utah Corporation, held pursuant to twenty (20) day notice to shareholders of record, at which a quorum was present in person or by proxy, the majority of the shareholders of the Utah Corporation approved the Plan and Agreement of Merger.

        5.    Separate Existence; Surviving Corporation.    At the effective time of the merger, the separate existence of the Utah Corporation shall cease and the Utah Corporation shall be merged in accordance with the applicable provision of the Utah Business Corporations Act and the General Corporation Law of Delaware, into the Delaware Corporation, which shall be the Surviving Corporation.

        6.    Governing Law.    The laws which are to govern the Surviving Corporation, the Delaware Corporation, are the laws of the State of Delaware. The Certificate of Incorporation of the Delaware Corporation shall be the Certificate of Incorporation of the Surviving Corporation, the Delaware Corporation, until the same shall be altered or amended in accordance with the laws of the State of Delaware.

        7.    Directors and Officers.    The directors and officers of the Delaware Corporation, at the time of the merger, shall be the directors and officers of the Surviving Corporation and shall be as follows:

L. Woodward Smith	President and Chief Executive Officer
David S. Smith	Vice-President, Treasurer and Director
L. Andrew Smith	Vice-President, Secretary and Director
Robert S. Rose	Director
James W. Munton	Director
George S. Pupich	Director
John D. Forrer	Director
Gerald F. Blake	Director

        8.    Effect of Merger.    At the effective time of the merger, the Surviving Corporation, the Delaware Corporation, shall retain or succeed to, without other transfer, and shall possess and enjoy all rights, privileges, immunities, powers, purposes and franchises and be subject to all the restrictions, disabilities and duties of each corporation. All property, both real and personal, tangible and intangible and all debts due to either corporation shall be vested in the Surviving corporation. All debts, liabilities and duties of either corporation shall be the responsibility of and enforceable against the Surviving Corporation as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

        IN WITNESS WHEREOF, this Certificate has been signed by each of the Corporations which are the parties hereto this 31st day of May, 1991.

BROKEN ARROW PETROLEUM CO.		BROKEN ARROW PETROLEUM CO.
By:	/s/ L. WOODWARD SMITH L. Woodward Smith President	By:	/s/ L. WOODWARD SMITH L. Woodward Smith President
By:	/s/ L. ANDREW SMITH L. Andrew Smith Secretary	By:	/s/ L. ANDREW SMITH L. Andrew Smith Secretary

STATE OF Arizona

COUNTY OF Maricopa

        On the 31st day of May, 1991, personally appeared before me, a Notary Public, L. Woodward Smith, the president of Broken Arrow Petroleum Co., a Utah corporation, and of Broken Arrow Petroleum Co., a Delaware corporation, who duly acknowledged to me that he executed this

Agreement pursuant to a Resolution of the Board of Directors of said corporations and shareholder approval thereof.

Notary Public:	/s/ LINDA K. CURRY
Residing at Tempe, Arizona

My Commission expires:

STATE OF Arizona

COUNTY OF Maricopa

        On t he 31st day of May, 1991, personally appeared before me, a Notary Public, L. Andrew Smith, the secretary of Broken Arrow Petroleum Co., a Utah corporation, and of Broken Arrow Petroleum Co., a Delaware corporation, who duly acknowledged to me that he executed this Agreement pursuant to a Resolution of the Board of Directors of said corporations and shareholder approval thereof.

Notary Public:	/s/ LINDA K. CURRY
Residing at Tempe, AZ

My Commission expires: March 4, 1994

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CERTIFICATE OF OWNERSHIP AND MERGER MERGING BROKEN ARROW PETROLEUM CO. (A Utah Corporation) INTO BROKEN ARROW PETROLEUM CO. (A Delaware Corporation)